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Exhibit 99.1

                           GREEN IRONS HOLDINGS CORP.

                              DISCLOSURE COMMITTEE

                                     CHARTER

DISCLOSURE POLICY

All financial disclosures made by the Corporation to its security holders or the investment community should (i) be accurate, complete and timely, (ii) fairly present, in all material respects, the Corporation's financial condition, results of operations and cash flows, and (iii) meet any other legal, regulatory or stock exchange requirements.

COMMITTEE PURPOSE

THE CORPORATION'S DISCLOSURE COMMITTEE (THE "COMMITTEE") SHALL ASSIST THE CORPORATION'S OFFICERS AND DIRECTORS (COLLECTIVELY, THE "SENIOR OFFICERS") FULFILLING THE CORPORATION'S AND THEIR RESPONSIBILITIES REGARDING (i) THE IDENTIFICATION AND DISCLOSURE OF MATERIAL INFORMATION ABOUT THE CORPORATION AND
(ii) THE ACCURACY, COMPLETENESS AND TIMELINESS OF THE CORPORATION'S FINANCIAL REPORTS.

RESPONSIBILITIES

Subject to the supervision and oversight of Senior Officers, the Committee shall be responsible for the following tasks:

- Review and, as necessary, help revise the Corporation's controls and other procedures ("Disclosure Controls and Procedures") to ensure that (i) information required by the Corporation to be disclosed to the Securities and Exchange Commission (the "SEC"), and other written information that the Corporation will disclose to the public is recorded, processed, summarized and reported accurately and on a timely basis, and (ii) such information is accumulated and communicated to management, including the Senior Officers, as appropriate to allow timely decisions regarding required disclosure.

- Assist in documenting, and monitoring the integrity and evaluating the effectiveness of, the Disclosure Controls and Procedures.

- Review the Corporation's (i) Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, proxy statement, material registration statements, and any other information filed with the SEC (collectively, the "Reports"), (ii) press releases containing financial information, earnings guidance, forward-looking statements, information about material transactions, or other information material to the Corporation's security holders, (iii) correspondence broadly disseminated to shareholders, and
(iv) other relevant communications or presentations (collectively, the "Disclosure Statements").

- Discuss information relative to the Committee's responsibilities and proceedings, including (i) the preparation of the Disclosure Statements and (ii) the evaluation of the effectiveness of the Disclosure Controls and Procedures.


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OTHER RESPONSIBILITIES

The Committee shall have such other responsibilities, consistent with the Committee's purpose, as any Senior Officer may assign to it from time to time.

DISCLOSURE CONTROL CONSIDERATIONS

The Committee shall base the review and revision of the Disclosure Controls and Procedures on the following factors:

- CONTROL ENVIRONMENT: The directives of the Board and Audit Committee; the integrity and ethical values of the Corporation's officers and employees, including the "tone at the top"; the Corporation's Code of Conduct; and the philosophy and operating style of management, including how employees are organized and how authority is delegated.

- RISK ASSESSMENT: The identification and analysis of relevant risks to achieving the goal of accurate and timely disclosure, forming a basis for determining how the risks should be managed.

- CONTROL ACTIVITIES: The procedures to ensure that necessary actions are taken to address and handle risks to achievement of objectives.

- INFORMATION AND COMMUNICATION: The accumulation, delivery and communication of financial information throughout (i.e., up, down and across) the organization.

- MONITORING: The assessment of the quality of the financial reporting systems over time through ongoing monitoring and separate evaluations, including through regular management supervision and reporting of deficiencies upstream.

ORGANIZATION

The members of the Committee will be comprised of the Corporations officers and directors.

The Committee may designate two or more individuals, at least one of whom shall be knowledgeable about financial reporting and another about law, who can, acting together, review Disclosure Statements when time does not permit full Committee review.

The Senior Officers at their option may, at any time and from time to time, assume any or all of the responsibilities of the Disclosure Committee identified in this Charter, including, for example, approving Disclosure Statements when time does not permit the full Committee (or the designated individuals) to meet or act.

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CHAIR

The Chief Financial Officer of the Corporation shall act as the Chair of the Committee (unless and until another member of the Committee shall be so appointed by any Senior Officer).

MEETINGS AND PROCEDURES

The Committee shall meet or act as frequently and as formally or informally as circumstances dictate to (i) ensure the accuracy, completeness and timeliness of the Disclosure Statements and (ii) evaluate the Disclosure Controls and Procedures and determine whether any changes to the Disclosure Controls and Procedures are necessary or advisable in connection with the preparation of the Reports or other Disclosure Statements, taking into account developments since the most recent evaluation, including material changes in the Corporation's organization and business lines and any material change in economic or industry conditions.

The Committee shall adopt, whether formally or informally, such procedures as it deems necessary to facilitate the fulfillment of its responsibilities.

FULL ACCESS

The Committee shall have full access to all of Corporation's books, records, assets, facilities and personnel, including the internal auditors, in connection with fulfilling its responsibilities.

CHARTER REVIEW

The Committee shall review and assess this Charter annually, and recommend any proposed changes to the Senior Officers for approval.

INTERPRETATION

Any questions of interpretation regarding this Charter, or the Committee's responsibilities or procedures, shall be determined initially by the Chair and, to the extent necessary, ultimately by the Senior Officers.

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